QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

[MAGELLAN HEALTH SERVICES LOGO]

FOR IMMEDIATE RELEASE	Investor Contacts:	Melissa Rose 410-953-1218

Bill Forrest Gleacher Partners, LLC 212-418-4200

	Media Contact:	Erin Somers 410-953-2405

MAGELLAN PURSUING WAIVERS TO CREDIT AGREEMENT

COLUMBIA, Md.—January 16, 2002—Magellan Health Services, Inc., (OCBB:MGLH) today stated that it is continuing to pursue an amendment to its Credit Agreement that provides for a waiver of existing defaults thereunder. The Company believes that it would have obtained an extension of the prior waiver under the Credit Agreement, which expired on January 15, 2003, if not for the occurrence of an additional default caused by the order obtained by the State of Tennessee with respect to one of the Company's subsidiaries. This default has the effect of immediately accelerating the obligations under the Credit Agreement. The timing of the entry of the order did not allow the Company sufficient time to seek a modified waiver on a timely basis. The automatic acceleration under the Credit Agreement also constitutes a default under the bond indentures governing the Company's senior and subordinated notes.

        Magellan is working to have vacated or withdrawn the order obtained by the State of Tennessee and is currently in discussions with the State of Tennessee to resolve the matter. As described in the Company's recently filed Form 10-K, the State of Tennessee has obtained an order to seize possession and control of the assets of the Company's wholly owned subsidiary that contracts to provide services under the State of Tennessee's TennCare program. The subsidiary is continuing to operate while the order is pending.

        Magellan stated that its business is operating as usual and the Company continues to pay its providers, customers and employees in the ordinary course of business. The Company added that it continues to be committed to achieving a successful debt restructuring and will take all appropriate steps to achieve this goal while protecting the interests of its providers, customers and employees.

        Although Magellan is seeking appropriate waivers under the Credit Agreement and is seeking to have the order vacated or withdrawn, there can be no assurance that the Company will be successful in either of these efforts.

        Separately, Magellan stated that the subheadline of an article in today's Baltimore Sun concerning jobs at Magellan is false, irresponsible, unsupported by any facts or conversation between Magellan and the Sun, and also unsupported by the content of the article itself.

        Headquartered in Columbia, Md., Magellan Health Services, Inc. (OCBB:MGLH), is the country's leading behavioral managed care organization, with approximately 68 million covered lives. Its customers include health plans, government agencies, unions, and corporations.

        Certain of the statements made in this press release including, without limitation, statements regarding receipt of waivers under the Company's Credit Agreement and the success of any restructuring constitute forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995.

        These forward looking statements are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward looking statements including: the outcome of discussions and negotiations with creditors, service issues arising with certain customers, terminations by customers, operating results or cash flows differing from those contemplated or implied by such forward looking statements, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care and other factors.

        Any forward looking statements made in this press release are qualified in their entirety by these risks and the complete discussion of risks set forth under the caption "Cautionary Statements" in Magellan's Annual Report on Form 10-K for the year ended September 30, 2002 filed with the Securities and Exchange Commission on January 14, 2003.

# # #

QuickLinks

  Exhibit 99